Exhibit 10.22.5

AMENDMENT NO. 4

YELLOW CORPORATION PENSION PLAN

(Effective December 31, 2008)

WHEREAS, YRC Worldwide Inc. (the “Corporation”) maintains the Yellow Corporation Pension Plan (the “Plan”) for the benefit of employees of the Corporation and its participating affiliates; and

WHEREAS, Section 11.1 of the Plan authorizes the Corporation to amend the Plan at any time in its discretion;

WHEREAS, the Corporation now desires to amend the Plan to reflect the issuance of new regulations issued under Section 415 of the Internal Revenue Code and to make certain other changes;

NOW, THEREFORE, effective January 1, 2008 (except as otherwise provided herein), the Plan is amended as follows:

A.	Section 2.1(l) is amended to read as follows:

(l) Corporation: YRC Worldwide Inc. (formerly known as Yellow Roadway Corporation, Yellow Corporation, and Yellow Freight System, Inc. of Delaware).

B.	Section 2.1(r) is amended to read as follows:

(r) Employer: YRC Worldwide Inc. (formerly known as Yellow Roadway Corporation, Yellow Corporation, and Yellow Freight System, Inc. of Delaware), a corporation existing under the laws of the State of Delaware, or its successor or successors and where provided by Article XIII, “Employer” shall also refer to a Participating Affiliated Company.

C.	Section 4.4 is amended to read as follows:

4.4 Maximum Pension Benefit. Notwithstanding any provision in this Plan, in no event shall the annual benefit of any Participant exceed the maximum permissible benefit under Section 415(b) of the Code. The limitations of Section 415(b) of the Code and the Treasury regulations issued thereunder are hereby incorporated by reference. For purposes of applying such limitations, a Participant’s Section 415 compensation includes all items of remuneration described in Treasury Regulation Section 1.415(c)-2(b), but excludes the items of remuneration described in Treasury Regulation Section 1.415(c)-2(c). Section 415 compensation shall also include cash compensation not currently includible in the Participant’s gross income by reason of the application of Code Sections 125, 129, 401(k) and 132(f)(4). For limitation years beginning on or after July 1, 2007, compensation that is paid after severance from employment with the Employer shall be included in Section 415 compensation if: (i) the compensation is paid by the later of (A) 2 1/2 months after severance from employment with the Employer, or (B) the end of the limitation year that includes such date of severance, and if (ii) either (A) the compensation is regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differentials), commissions, bonuses, or other similar compensation, and would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer, or (B) the compensation is payment for unused accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use the leave if employment had continued, or would have been received by the Participant pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Participant at the same time if the Participant had continued in employment with Employer and only to the extent that the payment is includible in the Participant’s gross income. Any payment not described above is not considered Section 415 compensation if paid after severance from employment, even if it is paid within 2 1/2 months following severance from employment or by the end of the applicable limitation year, except for payments to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Section 414(u) of the Code) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service. In no event shall the compensation used for purposes of applying the limitations of Section 415 of the Code to a limitation year exceed the limitation under Code Section 401(a)(17), as adjusted pursuant to Code Section 415(d), that applies for such year. The limitation year means the Plan Year.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer on the 31st day of December, 2008.

YRC WORLDWIDE INC.

By:	/s/ Harold D. Marshall
Name:	Harold D. Marshall
Title:	Vice President – Employee Benefits

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